As filed with the Securities and Exchange Commission on November 9, 2012

Registration  No. 333-156241
Registration  No. 333-122230
Registration  No. 333-97897

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________

Post-Effective Amendment No. 1 to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Delaware	Presstek, Inc.	02-0415170
(State or other jurisdiction of incorporation or organization)	(Exact name of registrant as specified in its charter)	(I.R.S. Employer Identification No.)

10 Glenville Street,
Greenwich, Connecticut 06831
203-769-8056
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James R. Van Horn, Esq.
Senior Vice President and General Counsel
Presstek, Inc.
10 Glenville Street,
Greenwich, Connecticut 06831
203-769-8056
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
David A. Cifrino, P.C.
McDermott Will & Emery LLP
28 State Street
Boston, Massachusetts 02109-1775
617-535-4034

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment, filed by Presstek, Inc., a Delaware corporation (the “Company”), deregisters all unsold securities registered for issuance under the following registration statements (the “Registration Statements”):

•	Registration Statement on Form S-8, File No. 333-156241, which was filed with the SEC on December 17, 1008;

•	Registration Statement on Form S-8, File No. 333-122230, which was filed with the SEC on January 21, 2005; and

•	Registration Statement on Form S-8, File No. 333-97897, which was filed with the SEC on August 9, 2002.

On October 31, 2012, the Company announced that AIP/Presstek LLC (“Parent”), completed the acquisition of the Company. On August 22, 2012, the Company, MAI Holdings, Inc. (“Parent”) and MAI Merger Corp (the “Purchaser”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) which was announced on August 22, 2012.  Prior to the effective time of the Merger, Parent and Purchaser assigned their rights and obligations under the Merger Agreement to AIP/Presstek LLC and AIP/Presstek Merger Corp., respectively. Pursuant to the terms of the Merger Agreement AIP/Presstek Merger Corp., as successor to the Purchaser was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of AIP/Presstek LLC, as successor to the Parent.

The Registration Statements registered securities offered pursuant to certain Company employee benefit plans identified in such Registration Statements (the “Plans”).  As a result of the Merger, no future awards or stock issuances will be made under the Plans.  In connection with the Merger, the Company has terminated these Plans and all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements, the Company hereby removes from registration any securities registered under the Registration Statements that remained available for issuance under the Plans at the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statements and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, hereunto duly authorized, in the Greenwich, State of Connecticut on November 9, 2012.

Presstek, Inc.
By: /s/ Stanley E. Freimuth
Name:	Stanley E. Freimuth
Title:	Chairman, Chief Executive Officer and President

Note:	No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.